Exhibit 99.2

americold

REALTY TRUST

EARNINGS RELEASE & FINANCIAL SUPPLEMENT

Third Quarter 2020

COLD
LISTED
NYSE

Financial Supplement	Third Quarter 2020

Financial Supplement	Third Quarter 2020

Corporate Profile

We are the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of September 30, 2020, we operated a global network of 185 temperature-controlled warehouses encompassing over one billion cubic feet, with 164 warehouses in the United States, six warehouses in Canada, seven warehouses in New Zealand, six warehouses in Australia, and two warehouses in Argentina. In addition, we hold a minority interest in a Brazil joint venture, which owns or operates 21 temperature-controlled warehouses.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez: Chief Operating Officer and Executive Vice President
Robert S. Chambers: Chief Commercial Officer and Executive Vice President
James A. Harron: Chief Investment Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
Sanjay Lall: Chief Information Officer and Executive Vice President
Khara L. Julien: Chief Human Resources Officer and Executive Vice President
David K. Stuver: Executive Vice President, Supply Chain Solutions
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board of Trustees
Mark R. Patterson: Chairman of the Board of Trustees
George J. Alburger, Jr.: Trustee
Kelly H. Barrett: Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
Antonio F. Fernandez: Trustee
James R. Heistand: Trustee
Michelle M. MacKay: Trustee
David J. Neithercut: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investors section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Berenberg Capital Markets	Nate Crossett	646-949-9030
Citi	Emmanuel Korchman	212-816-1382
Green Street Advisors	Eric Frankel	949-640-8780
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
SunTrust Robinson Humphrey	Ki Bin Kim	212-303-4124

Financial Supplement	Third Quarter 2020

Stock Listing Information
The shares of Americold Realty Trust are traded on the New York Stock Exchange under the symbol “COLD”.

Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Under Review with Positive Implications)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)

These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Third Quarter 2020
AMERICOLD REALTY TRUST ANNOUNCES THIRD QUARTER 2020 RESULTS

Atlanta, GA, November 5, 2020 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the third quarter ended September 30, 2020.
Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “Our third quarter results demonstrate the ongoing stability of our temperature controlled warehouse business. We delivered total company revenue growth and NOI growth of 6.7% and 12.1%, respectively, driven by our acquisition activity and continued organic growth. We continue to benefit from our market share, as well as the diversity of our portfolio as measured by geography, customer, commodity, sector, facility type and node in the supply chain. Within our warehouse segment, for the quarter we delivered same store revenue and NOI growth of 1.2% and 7.9% and on a year to date basis same store revenue and NOI growth of 3.6% and 6.5%, all on a constant currency basis.”
Mr. Boehler continued, “We continue to position Americold for long-term growth and we are very pleased with our recent acquisitions in Dallas and Tampa, the progress of our active development projects, and our continued ramp-up toward stabilization at recently delivered facilities. Our strategic growth continued subsequent to quarter end. In October we signed a definitive agreement to acquire Agro Merchants Group, the fourth largest temperature-controlled warehouse company globally and the third largest in Europe, for $1.74 billion in cash and common stock. This strategic acquisition enhances our global market position, establishes our presence in Europe with a leading operator, adds complementary assets in the United States, South America and Australia, and provides attractive long term growth and synergy opportunities. Additionally, we completed the acquisition of Halls Warehouse Corporation for $480 million with eight facilities located near the Port of Newark, New Jersey. We also announced two expansion projects which will start during the fourth quarter of 2020, including a build-to-suit expansion in Arkansas for a top tier customer and an expansion of our Calgary facility, which was acquired earlier in the year with the Nova Cold acquisition.
These growth initiatives will be financed with a combination of proceeds from recent equity offerings and debt private placements. The debt private placement consists of €750 million senior unsecured notes, priced at an attractive weighted average coupon of 1.63% and duration of 11 years. We expect to close this private placement concurrent with the closing of the Agro acquisition. In summary, we believe these strategic initiatives will favorably contribute to our long-term growth as we remain focused on our core mission to support our customers as an integral part of the global food supply chain, and will result in shareholder value creation over time.”
Third Quarter 2020 Highlights
•Total revenue increased 6.7% to $497.5 million
•Total NOI increased 12.1% to $135.3 million.
•Core EBITDA increased 11.5% to $104.1 million.
•Net income of $12.4 million, or $0.06 per diluted common share.
•Core FFO of $58.6 million, or $0.28 per diluted common share.
•AFFO of $62.7 million, or $0.30 per diluted common share.
•Global Warehouse segment revenue increased 6.1% to $388.0 million.
•Global Warehouse segment NOI increased 12.7% to $127.8 million.
•Global Warehouse segment same store revenue increased 1.6%, or 1.2% on a constant currency basis, same store segment NOI increased by 8.1%, or increased by 7.9% on a constant currency basis.

Financial Supplement	Third Quarter 2020
•Completed the acquisitions of two previously leased facilities in New Zealand for $8.1 million, AM-C Warehouses for $85.0 million and Caspers Cold Storage for $25.5 million.
•Completed the disposition of our Quarry segment assets for $9.0 million on July 1, 2020.
•Under its 2020 ATM Equity Program, the Company entered into forward sale agreements to sell 3,873,550 common shares for gross proceeds of $145.0 million.
Year to Date 2020 Highlights
•Total revenue increased 12.8% to $1,464.0 million.
•Total NOI increased 17.2% to 399.1 million.
•Core EBITDA increased 19.6% to $308.7 million, or 20.3% on a constant currency basis.
•Net income of $68.5 million, or $0.33 per diluted common share.
•Core FFO of $173.8 million, or $0.84 per diluted common share.
•AFFO of $191.0 million, or $0.93 per diluted common share.
•Global Warehouse segment revenue increased 14.9% to $1,141.5 million.
•Global Warehouse segment NOI increased 17.8% to $374.7 million.
•Global Warehouse segment same store revenue increased 2.7%, or 3.6% on a constant currency basis, same store segment NOI increased 5.8%, or 6.5% on a constant currency basis.
Subsequent Event Highlights
•Entered into a definitive agreement to acquire Agro Merchants Group, the fourth largest global cold-storage operator, for $1.74 billion, expected to close late 2020 or early 2021.
•On October 15, 2020, the Company completed an underwritten registered public offering pursuant to forward sale agreements in which the forward purchasers borrowed and sold to the underwriters in the public offering 31,900,000 common shares (excluding 4,785,000 common shares that may be issued in connection with the underwriters’ exercise of their option to purchase additional common shares) at $38.00 per share.
•Priced a €750 million dollar unsecured debt private placement, which is equivalent to $877 million US dollars. The debt consists of a €400 million tranche with a coupon of 1.62% and a maturity date of January 2031, plus a €350 million tranche with a coupon of 1.65% and a maturity date of January 2033. The notes are expected to close and fund concurrently with the closing of the Agro acquisition.
•Completed the Halls acquisition, an eight facility operator in New Jersey, for $480 million on November 2, 2020.
•Announced the expansion of our Russellville, Arkansas facility for $84 million to create a highly-automated build for one of our top tier customers, Conagra. The construction is expected to begin late during the fourth quarter, with targeted completion by the fourth quarter of 2022.
•Announced the expansion of our Calgary, Canada facility for $11 million for conventional, multi-tenant use. The construction is expected to begin immediately, with targeted completion by the fourth quarter of 2021.

Third Quarter 2020 Total Company Financial Results
Total revenue for the third quarter of 2020 was $497.5 million, a 6.7% increase from the same quarter of the prior year. This growth was driven by the incremental revenue from accretive acquisitions, recently completed development projects, revenue in our Managed segment driven by higher pass through of costs due to elevated retail volumes and same store revenue growth.

Financial Supplement	Third Quarter 2020
For the third quarter of 2020, the Company reported net income of $12.4 million, or $0.06 per diluted share, compared to net income of $27.1 million, or $0.14 per diluted share, for the same quarter of the prior year.
Total NOI for the third quarter of 2020 was $135.3 million, an increase of 12.1% from the same quarter of the prior year.
Core EBITDA was $104.1 million for the third quarter of 2020, compared to $93.4 million for the same quarter of the prior year. This reflects an 11.5% increase over prior year on an actual and constant currency basis, driven primarily from acquisition contribution, organic growth in our core business, and higher health insurance costs in the prior comparable period. These increases were partially offset by the incremental costs incurred in response to COVID-19 and higher SG&A.
For the third quarter of 2020, Core FFO was $58.6 million, or $0.28 per diluted share, compared to $59.1 million, or $0.30 per diluted share, for same quarter of the prior year.
For the third quarter of 2020, AFFO was $62.7 million, or $0.30 per diluted share, compared to $52.4 million, or $0.27 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Third Quarter 2020 Global Warehouse Segment Results
For the third quarter of 2020, Global Warehouse segment revenue was $388.0 million, an increase of $22.4 million, or 6.1%, compared to $365.6 million for the third quarter of 2019. This growth was driven by the recently completed acquisitions and development projects, paired with contractual rate escalations, partially offset by lower throughput associated with the protein and food service sectors.
Warehouse segment NOI was $127.8 million for the third quarter of 2020, an increase of 12.7%. Global Warehouse segment margin was 32.9% for the third quarter of 2020, an 190 basis point increase compared to the same quarter of the prior year. The year-over-year growth in segment NOI was driven by the previously mentioned revenue trends. The Company continues to incur incremental expenses to address the risks and challenges of COVID-19. These incremental COVID-19 expenses include higher sanitation costs of $0.9 million and higher personal protective equipment (“PPE”) costs of $0.3 million. The Company has experienced certain inefficiencies due to social distancing, staggered schedules, and other changes to processes, all of which it expects to incur going forward. The Company expects to recover these costs through ongoing revenue as it signs new business and renews existing business. The Company’s results include the impact of these items. Additionally, the growth is reflective of the higher health insurance costs and Rochelle start up costs, both incurred in the prior comparable period.

Financial Supplement	Third Quarter 2020
The following tables summarize the global warehouse and same store financial results and metrics for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	175		165	n/a	n/a
Global Warehouse revenue:
Rent and storage	$166,355	$166,641	$155,998	6.6%	6.8%
Warehouse services	221,669	220,414	209,595	5.8%	5.2%
Total revenue	$388,024	$387,055	$365,593	6.1%	5.9%
Global Warehouse contribution (NOI)	$127,756	$127,596	$113,408	12.7%	12.5%
Global Warehouse margin	32.9%	33.0%	31.0%	190 bps	195 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,144	n/a	2,999	4.8%	n/a
Average physical occupied pallets	2,849	n/a	2,857	(0.3)%	n/a
Average physical pallet positions	4,074	n/a	3,792	7.4%	n/a
Economic occupancy percentage	77.2%	n/a	79.1%	-190 bps	n/a
Physical occupancy percentage	69.9%	n/a	75.3%	-542 bps	n/a
Total rent and storage revenue per economic occupied pallet	$52.91	$53.00	$52.02	1.7%	1.9%
Total rent and storage revenue per physical occupied pallet	$58.40	$58.50	$54.60	7.0%	7.1%
Global Warehouse services metrics:
Throughput pallets	7,918	n/a	7,975	(0.7)%	n/a
Total warehouse services revenue per throughput pallet	$27.99	$27.84	$26.28	6.5%	5.9%

SAME STORE WAREHOUSE
Number of same store warehouses	135		135	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$127,551	$127,816	$125,824	1.4%	1.6%
Warehouse services	169,514	168,233	166,639	1.7%	1.0%
Total same store revenue	$297,065	$296,049	$292,463	1.6%	1.2%
Global Warehouse same store contribution (NOI)	$99,710	$99,514	$92,199	8.1%	7.9%
Global Warehouse same store margin	33.6%	33.6%	31.5%	204 bps	209 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,381	n/a	2,382	—%	n/a
Average physical occupied pallets	2,130	n/a	2,261	(5.8)%	n/a
Average physical pallet positions	3,030	n/a	3,027	0.1%	n/a
Economic occupancy percentage	78.6%	n/a	78.7%	-13 bps	n/a
Physical occupancy percentage	70.3%	n/a	74.7%	-442 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$53.58	$53.69	$52.82	1.4%	1.6%
Same store rent and storage revenue per physical occupied pallet	$59.89	$60.02	$55.64	7.6%	7.9%
Global Warehouse same store services metrics:
Throughput pallets	6,286	n/a	6,538	(3.9)%	n/a
Same store warehouse services revenue per throughput pallet	$26.97	$26.76	$25.49	5.8%	5.0%

Financial Supplement	Third Quarter 2020

	Three Months Ended September 30,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses	40		30	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$38,804	$38,825	$30,174	28.6%	28.7%
Warehouse services	52,155	52,181	42,956	21.4%	21.5%
Total non-same store revenue	$90,959	$91,006	$73,130	24.4%	24.4%
Global Warehouse non-same store contribution (NOI)	$28,046	$28,082	$21,209	32.2%	32.4%
Global Warehouse non-same store margin	30.8%	30.9%	29.0%	183 bps	186 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	763	n/a	616	23.9%	n/a
Average physical occupied pallets	719	n/a	596	20.7%	n/a
Average physical pallet positions	1,044	n/a	765	36.5%	n/a
Economic occupancy percentage	73.1%	n/a	80.6%	-747 bps	n/a
Physical occupancy percentage	68.9%	n/a	77.9%	-901 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$50.83	$50.86	$48.95	3.8%	3.9%
Non-same store rent and storage revenue per physical occupied pallet	$53.98	$54.01	$50.66	6.6%	6.6%
Global Warehouse non-same store services metrics:
Throughput pallets	1,633	n/a	1,437	13.6%	n/a
Non-same store warehouse services revenue per throughput pallet	$31.94	$31.96	$29.89	6.9%	6.9%

Financial Supplement	Third Quarter 2020

	Nine Months Ended September 30,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	175		165	n/a	n/a
Global Warehouse revenue:
Rent and storage	$492,328	$496,019	$424,403	16.0%	16.9%
Warehouse services	649,175	654,138	569,036	14.1%	15.0%
Total revenue	$1,141,503	$1,150,157	$993,439	14.9%	15.8%
Global Warehouse contribution (NOI)	$374,661	$376,952	$318,044	17.8%	18.5%
Global Warehouse margin	32.8%	32.8%	32.0%	81 bps	76 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,188	n/a	2,759	15.5%	n/a
Average physical occupied pallets	2,930	n/a	2,622	11.7%	n/a
Average physical pallet positions	4,043	n/a	3,528	14.6%	n/a
Economic occupancy percentage	78.9%	n/a	78.2%	66 bps	n/a
Physical occupancy percentage	72.5%	n/a	74.3%	-188 bps	n/a
Total rent and storage revenue per economic occupied pallet	$154.41	$155.57	$153.84	0.4%	1.1%
Total rent and storage revenue per physical occupied pallet	$168.06	$169.32	$161.84	3.8%	4.6%
Global Warehouse services metrics:
Throughput pallets	23,834	n/a	21,862	9.0%	n/a
Total warehouse services revenue per throughput pallet	$27.24	$27.45	$26.03	4.6%	5.5%

SAME STORE WAREHOUSE
Number of same store warehouses	135		135	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$378,390	$381,754	$365,551	3.5%	4.4%
Warehouse services	495,785	500,499	485,737	2.1%	3.0%
Total same store revenue	$874,175	$882,253	$851,288	2.7%	3.6%
Global Warehouse same store contribution (NOI)	$290,221	$292,287	$274,391	5.8%	6.5%
Global Warehouse same store margin	33.2%	33.1%	32.2%	97 bps	90 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,417	n/a	2,355	2.6%	n/a
Average physical occupied pallets	2,190	n/a	2,232	(1.9)%	n/a
Average physical pallet positions	3,028	n/a	3,027	—%	n/a
Economic occupancy percentage	79.8%	n/a	77.8%	201 bps	n/a
Physical occupancy percentage	72.3%	n/a	73.7%	-142 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$156.57	$157.96	$155.25	0.9%	1.7%
Same store rent and storage revenue per physical occupied pallet	$172.80	$174.34	$163.81	5.5%	6.4%
Global Warehouse same store services metrics:
Throughput pallets	18,890	n/a	19,170	(1.5)%	n/a
Same store warehouse services revenue per throughput pallet	$26.25	$26.49	$25.34	3.6%	4.5%

Financial Supplement	Third Quarter 2020

	Nine Months Ended September 30,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses	40		30	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$113,938	$114,265	$58,852	93.6%	94.2%
Warehouse services	153,390	153,639	83,299	84.1%	84.4%
Total non-same store revenue	$267,328	$267,904	$142,151	88.1%	88.5%
Global Warehouse non-same store contribution (NOI)	$84,440	$84,665	$43,653	93.4%	94.0%
Global Warehouse non-same store margin	31.6%	31.6%	30.7%	88 bps	89 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	772	n/a	404	91.0%	n/a
Average physical occupied pallets	740	n/a	391	89.3%	n/a
Average physical pallet positions	1,015	n/a	501	102.7%	n/a
Economic occupancy percentage	76.1%	n/a	80.7%	-464 bps	n/a
Physical occupancy percentage	72.9%	n/a	78.0%	-514 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$147.65	$148.08	$145.66	1.4%	1.7%
Non-same store rent and storage revenue per physical occupied pallet	$154.01	$154.45	$150.60	2.3%	2.6%
Global Warehouse non-same store services metrics:
Throughput pallets	4,943	n/a	2,692	83.6	n/a
Non-same store warehouse services revenue per throughput pallet	$31.03	$31.08	$30.94	0.3%	0.5%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(n/a = not applicable)

Fixed Commitment Rent and Storage Revenue
As of September 30, 2020, $279.7 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $270.0 million at the end of the second quarter of 2020 and $244.0 million at the end of the third quarter of 2019. During the third quarter of 2020 we brought a long-term protein customer onto the fixed commitment pricing structure. The Company’s recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 42.1% of rent and storage revenue were generated from fixed commitment storage contracts, which is a 70 basis point increase over the second quarter of 2020.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the third quarter of 2020, economic occupancy for the total warehouse segment was 77.2% and warehouse segment same store pool was 78.6%, representing a 726 basis point and 829 basis point increase above physical occupancy, respectively. For the third quarter of 2020, physical occupancy for the total warehouse segment was 69.9% and warehouse segment same store pool was 70.3%.

Financial Supplement	Third Quarter 2020
Real Estate Portfolio
As of September 30, 2020, the Company’s portfolio consists of 185 facilities. The Company ended the third quarter of 2020 with 175 facilities in its Global Warehouse segment portfolio and 10 facilities in its Third-party managed segment. During the third quarter of 2020, the Company added two facilities in Dallas, Texas through the AM-C acquisition, one of which is owned and one of which is leased, and one facility in Tampa, Florida through the Caspers acquisition. Additionally, the Company exited the operations of one Third-party managed facility in Canada. The same store population consists of 135 facilities for the quarter ended September 30, 2020. The remaining 40 non-same store population includes the 34 facilities that were acquired since the beginning of 2019 and six legacy facilities.

Balance Sheet Activity and Liquidity
As of September 30, 2020, the Company had total liquidity of approximately $1.2 billion, including cash and capacity on its revolving credit facility and $291.4 million of net proceeds available from equity forward contracts. Total debt outstanding was $2.0 billion (inclusive of $193.0 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 77% was in an unsecured structure. The Company has no material debt maturities until 2023. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.3x. Of the Company’s total debt outstanding, $1.8 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company’s real estate debt has a remaining weighted average term of 6.0 years and carries a weighted average contractual interest rate of 3.59%. As of September 30, 2020, 86% of the Company’s total debt outstanding was at a fixed rate, inclusive of interest rate swaps.

The Company’s equity forwards, the respective contractual latest settlement dates, and net proceeds are detailed in the table below:

Outstanding Equity Forward Data
in millions, except share price amounts
pro forma for 4Q equity raise
Quarter Raised	Forward Shares	Net Share Price[2]	Net Proceeds	Contractual Outside Settlement Date	Target Use of Net Proceeds
3Q 2018	6.000	$21.99	$132	3/18/2022	Fund the Ahold Development
2Q 2020 - 3Q 2020	2.429	$36.24	$88	7/1/2021	Fund the Calgary and Arkansas expansions
3Q 2020	1.917	$37.25	$71	9/1/2021	Fund Halls acquisition
4Q 2020	23.698	$36.67	$869	10/13/2021	Agro acquisition ($737M), Transaction Expenses ($41M), IT Integration and Startup costs ($46M), and Agro's development in Ireland ($45M)
4Q 2020[1]	8.202	$36.67	$301	10/13/2021	Fund Halls acquisition
	42.246	$34.59	$1,461

(1) Estimated remaining shares & net proceeds after close of Agro acquisition, Transaction Expenses, IT Integration + Startup costs, and Agro's development in Ireland. Does not include any shares from the underwriters option to purchase up to 4.8 million additional shares.

(2) Net of underwriter fee, forward costs and dividends paid.

Financial Supplement	Third Quarter 2020
Proforma Leverage Profile
As of September 30, 2020, pro forma for the new private placement and the Agro and Halls transactions, our total debt outstanding is $2.7 billion and our net debt to pro forma Core EBITDA is 4.5x. Our real estate debt has a weighted averaged remaining term of approximately 8 years and carries a weighted average contractual interest rate of 3.21%.

Dividend
On September 11, 2020, the Company’s Board of Trustees declared a dividend of $0.21 per share for the third quarter of 2020, which was paid on October 15, 2020 to common shareholders of record as of September 30, 2020.

2020 Outlook
The Company is tightening its AFFO per share guidance to $1.26-$1.29 from $1.24-$1.30 for 2020. Please note that this guidance includes the impact of the Halls acquisition, and assumes a year end closing for Agro. While the Agro acquisition results in an increase in the number of Americold shares outstanding, it does so for only 1-2 days. Therefore, we do not anticipate a material impact to our per share metrics for the full year 2020. Certain components are updated as follows:
•SG&A expense from a range of $135-$140 million to $140-$143 million
•Managed & Transportation segment NOI from a range of $28-$31 million to $30-$31 million
•Deferred tax income benefit from a range of $2-$4 million to $4-$5 million
•Non-real estate depreciation and amortization from a range of $70-$72 million to $71-$74 million; subject to the Halls acquisition purchase price allocation
•Total maintenance capital expenditures from a range of $65-$73 million to $66-$70 million

The Company’s guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, November 5, 2020 at 5:00 p.m. Eastern Time to discuss third quarter 2020 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13711305. The telephone replay will be available starting shortly after the call until November 19, 2020.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

Financial Supplement	Third Quarter 2020

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 185 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; uncertainties and risks related to natural disasters, global climate change and public health crises, including ongoing COVID-19 pandemic; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; or the inability of our customers to otherwise perform under their contracts, including as a result of the ongoing COVID-19 pandemic; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs, including as a result of the COVID-19 pandemic; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; our failure to realize the intended benefits from our recent acquisitions including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; our failure to complete the announced Agro Merchants acquisition; our failure to successfully integrate and operate acquired or developed properties or businesses; acquisition risks, including the failure to identify or complete attractive acquisitions or the failure of acquisitions to perform in accordance with projections and to realize the anticipated cost savings and revenue improvements; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; difficulties in expanding our operations into new markets, including international markets; risks related to the partial ownership of properties, including as a result of our lack of control over such investments and the failure of such entities to perform in accordance with projections; our failure to maintain our status as a REIT; our Operating Partnership’s failure to qualify as a partnership for federal income tax purposes; possible environmental liabilities, including costs, fines or penalties that may be incurred due to

Financial Supplement	Third Quarter 2020
necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in applicable governmental regulations and taxation legislation, including in the international markets; additional risks with respect to the addition of European operations and properties; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, of our common shares; the potential dilutive effect of our common share offerings; and risks related to any forward sale agreement, including the 2018 forward sale agreement, the 2020 ATM forward sale agreements and the 2020 forward sale agreements, or collectively, our forward sale agreements, including substantial dilution to our earnings per share or substantial cash payment obligations.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this document include, among others, statements about our expected acquisition and expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report for the quarter ended March 31, 2020, in our Form 8-K filed April 16, 2020 and in our Form 8-K filed on October 13, 2020, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Third Quarter 2020

Selected Quarterly Financial Data

In thousands, except per share amounts - unaudited	As of
Capitalization:	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19
Fully diluted common shares outstanding at quarter end(1)	208,764	208,354	205,161	197,784	198,641
Common stock share price at quarter end	$35.75	$36.30	$34.04	$35.06	$37.07
Market value of common equity	$7,463,313	$7,563,250	$6,983,680	$6,934,307	$7,363,622

Gross debt (2)	$2,034,087	$2,025,246	$2,011,027	$1,882,372	$1,883,986
Less: cash and cash equivalents	173,913	298,709	262,955	234,303	310,116
Net debt	$1,860,174	$1,726,537	$1,748,072	$1,648,069	$1,573,870

Total enterprise value	$9,323,487	$9,289,787	$8,731,752	$8,582,376	$8,937,492
Net debt / total enterprise value	20.0%	18.6%	20.0%	19.2%	17.6%
Net debt to pro forma Core EBITDA(2)	4.34x	4.13x	4.15x	4.18x	4.12x

	Three Months Ended
Selected Operational Data:	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19
Warehouse segment revenue	$388,024	$372,411	$381,068	$383,778	$365,593
Total revenue	497,458	482,522	484,069	485,984	466,182
Operating income (3)	37,457	56,545	47,678	46,579	39,385
Net income	12,374	32,662	23,511	20,809	27,091
Total warehouse segment contribution (NOI) (4)	127,756	120,132	126,773	129,547	113,408
Total segment contribution (NOI) (4)	135,319	128,338	135,402	137,754	120,706

Selected Other Data:
Core EBITDA (5)	$104,075	$100,512	$104,110	$109,086	$93,369
Core funds from operations (1)	58,626	55,108	60,060	64,621	59,083
Adjusted funds from operations (1)	62,741	61,103	67,151	59,716	52,445

Earnings Measurements:
Net income per share - basic	$0.06	$0.16	$0.12	$0.11	$0.14
Net income per share - diluted	$0.06	$0.16	$0.11	$0.10	$0.14
Core FFO per diluted share (5)	$0.28	$0.27	$0.29	$0.33	$0.30
AFFO per diluted share (5)	$0.30	$0.30	$0.33	$0.30	$0.27
Dividend distributions declared per common share (6)	$0.21	$0.21	$0.21	$0.20	$0.20
Diluted AFFO payout ratio (7)	70.0%	70.0%	63.6%	66.7%	74.1%

Portfolio Statistics:
Total global warehouses	185	183	183	178	176
Ending economic occupancy	77.2%	78.2%	81.3%	83.1%	79.0%
Ending physical occupancy	69.9%	71.4%	76.1%	79.5%	75.3%
Total global same-store warehouses	135	135	136	137	138

Financial Supplement	Third Quarter 2020

(1) Assumes the exercise of all outstanding stock options using the treasury stock method, conversion of all outstanding restricted stock units, and incorporates forward contracts using the treasury stock method

	As of
(2) Net Debt to Core EBITDA Computation	09/30/2020	12/31/2019
Total debt	$2,020,480	$1,869,376
Deferred financing costs	13,607	12,996
Gross debt	$2,034,087	$1,882,372
Adjustments:
Less: cash and cash equivalents	173,913	234,303
Net debt	$1,860,174	$1,648,069
Core EBITDA - last twelve months	$417,783	$367,128
Core EBITDA from acquisitions (a)	10,446	26,745
Pro forma Core EBITDA - last twelve months	$428,229	$393,873
Net debt to pro forma Core EBITDA	4.34x	4.18x
(a) As of September 30, 2020, amount includes 1.5 months of Core EBITDA from the MHW acquisition prior to Americold’s ownership, plus 3 months of Core EBITDA from the Nova Cold and Newport acquisitions prior to Americold’s ownership, plus 11 months of Core EBITDA from the Caspers and AM-C Warehouse acquisitions prior to Americold’s ownership.

(4) Reconciliation of segment contribution (NOI)
	Three Months Ended
	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19
Warehouse segment contribution (NOI)	$127,756	$120,132	$126,773	$129,547	$113,408
Third-party managed segment contribution (NOI)	3,393	3,299	3,769	3,115	2,583
Transportation segment contribution (NOI)	4,187	4,772	4,805	4,865	4,640
Quarry segment contribution (NOI)	(17)	135	55	227	75
Total segment contribution (NOI)	$135,319	$128,338	$135,402	$137,754	$120,706
Depreciation, depletion and amortization	(53,569)	(52,399)	(51,604)	(47,750)	(45,065)
Selling, general and administrative	(35,969)	(32,340)	(36,893)	(33,048)	(32,476)
Acquisition, litigation and other	(5,282)	(2,801)	(1,688)	(10,377)	(3,780)
(Loss) gain from sale of real estate	(427)	19,414	2,461	—	—
Impairment of long-lived assets	(2,615)	(3,667)	—	—	—
U.S. GAAP operating income	$37,457	$56,545	$47,678	$46,579	$39,385

(5) See “Reconciliation of Net Income to EBITDA, EBITDAre, and Core EBITDA”

(6) Distributions per common share	Three Months Ended
	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19
Distributions declared on common shares during the quarter	$43,282	$43,271	$42,568	$38,796	$38,795
Common shares outstanding at quarter end	203,680	203,616	200,266	191,800	191,751
Distributions declared per common share of beneficial interest	$0.21	$0.21	$0.21	$0.20	$0.20

(7) Calculated as distributions declared on common shares divided by AFFO per fully diluted share

Financial Supplement	Third Quarter 2020

Financial Information

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	September 30, 2020	December 31, 2019
Assets
Property, buildings and equipment:
Land	$533,822	$526,226
Buildings and improvements	2,954,633	2,696,732
Machinery and equipment	907,006	817,617
Assets under construction	182,297	108,639
	4,577,758	4,149,214
Accumulated depreciation and depletion	(1,339,562)	(1,216,553)
Property, buildings and equipment – net	3,238,196	2,932,661

Operating lease right-of-use assets	68,512	77,723
Accumulated depreciation – operating leases	(22,065)	(18,110)
Operating leases – net	46,447	59,613

Financing leases:
Buildings and improvements	13,627	11,227
Machinery and equipment	104,561	76,811
	118,188	88,038
Accumulated depreciation – financing leases	(36,212)	(29,697)
Financing leases – net	81,976	58,341

Cash and cash equivalents	173,913	234,303
Restricted cash	7,441	6,310
Accounts receivable – net of allowance of $12,452 and $6,927 at September 30, 2020 and December 31, 2019, respectively	217,486	214,842
Identifiable intangible assets – net	363,698	284,758
Goodwill	399,301	318,483
Investments in partially owned entities	21,536	—
Other assets	68,112	61,372
Total assets	$4,618,106	$4,170,683

Liabilities and shareholders’ equity
Liabilities:
Accounts payable and accrued expenses	$356,734	$350,963
Mortgage notes, senior unsecured notes and term loans – net of unamortized deferred financing costs of $13,607 and $12,996, in the aggregate, at September 30, 2020 and December 31, 2019, respectively	1,827,484	1,695,447
Sale-leaseback financing obligations	113,023	115,759
Financing lease obligations	79,973	58,170
Operating lease obligations	49,198	62,342
Unearned revenue	17,172	16,423
Pension and postretirement benefits	9,589	12,706
Deferred tax liability – net	47,481	17,119
Multiemployer pension plan withdrawal liability	8,580	8,736
Total liabilities	2,509,234	2,337,665
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – 325,000,000 and 250,000,000 authorized shares; 203,679,575 and 191,799,909 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	2,037	1,918
Paid-in capital	2,936,762	2,582,087
Accumulated deficit and distributions in excess of net earnings	(797,935)	(736,861)
Accumulated other comprehensive loss	(31,992)	(14,126)
Total shareholders’ equity	2,108,872	1,833,018
Total liabilities and shareholders’ equity	$4,618,106	$4,170,683

Financial Supplement	Third Quarter 2020

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rent, storage and warehouse services	$388,024	$365,593	$1,141,503	$993,439
Third-party managed services	75,338	62,846	213,213	188,497
Transportation services	34,096	35,685	104,874	109,273
Other	—	2,058	4,459	6,512
Total revenues	497,458	466,182	1,464,049	1,297,721
Operating expenses:
Rent, storage and warehouse services cost of operations	260,268	252,185	766,842	675,395
Third-party managed services cost of operations	71,945	60,263	202,752	179,851
Transportation services cost of operations	29,909	31,045	91,110	96,071
Cost of operations related to other revenues	17	1,983	4,286	5,901
Depreciation, depletion and amortization	53,569	45,065	157,572	115,598
Selling, general and administrative	35,969	32,476	105,202	96,262
Acquisition, litigation and other	5,282	3,780	9,771	30,237
Impairment of long-lived assets	2,615	—	6,282	13,485
Loss (gain) from sale of real estate	427	—	(21,448)	34
Total operating expenses	460,001	426,797	1,322,369	1,212,834

Operating income	37,457	39,385	141,680	84,887

Other income (expense):
Interest expense	(23,066)	(24,907)	(70,114)	(70,581)
Interest income	179	1,798	1,027	5,206
Bridge loan commitment fees	—	—	—	(2,665)
Loss on debt extinguishment and modifications	—	—	(781)	—
Foreign currency exchange loss, net	(196)	(43)	(373)	(66)
Other expense, net	(1,083)	(249)	(168)	(1,007)
Gain from sale of partially owned entities	—	4,297	—	4,297
Loss from investments in partially owned entities	(98)	(165)	(254)	(111)
Income before income tax (expense) benefit	13,193	20,116	71,017	19,960
Income tax (expense) benefit:
Current	(2,103)	(834)	(6,823)	(4,828)
Deferred	1,284	7,809	4,353	12,221
Total income tax (expense) benefit	(819)	6,975	(2,470)	7,393

Net income	$12,374	$27,091	$68,547	$27,353

Weighted average common shares outstanding – basic	204,289	192,325	202,380	175,010
Weighted average common shares outstanding – diluted	208,500	197,363	206,051	178,970

Net income per common share of beneficial interest - basic	$0.06	$0.14	$0.33	$0.15
Net income per common share of beneficial interest - diluted	$0.06	$0.14	$0.33	$0.15

Financial Supplement	Third Quarter 2020

Reconciliation of Net Income to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	YTD 20
Net income	$12,374	$32,662	$23,511	$20,809	$27,091	$68,547
Adjustments:
Real estate related depreciation and depletion	36,289	35,558	35,442	32,555	31,238	107,289
Net loss (gain) on sale of real estate, net of withholding taxes	427	(19,414)	(2,096)	—	—	(21,083)
Net loss (gain) on asset disposals	1,160	(3)	—	237	7	1,157
Impairment charges on certain real estate assets	—	3,181	—	—	—	3,181
Real estate depreciation on partially owned entities	—	(34)	34	—	232	—
Our share of reconciling items related to partially owned entities	111	156	—	—	—	267
NAREIT Funds from operations	$50,361	$52,106	$56,891	$53,601	$58,568	$159,358
Adjustments:
Net (gain) loss on sale of non-real estate assets	(100)	(252)	(165)	227	212	(517)
Non-real estate impairment	2,615	486	—	—	—	3,101
Acquisition, litigation and other	5,282	2,801	1,688	10,377	3,780	9,771
Share-based compensation expense, IPO grants	196	203	373	492	777	772
Loss on debt extinguishment and modifications	—	—	781	—	—	781
Foreign currency exchange loss (gain)	196	(315)	492	(76)	43	373
Gain from sale of partially owned entities	—	—	—	—	(4,297)	—
Our share of reconciling items related to partially owned entities	76	79	—	—	—	155
Core FFO applicable to common shareholders	$58,626	$55,108	$60,060	$64,621	$59,083	$173,794
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,203	1,196	1,546	1,524	1,526	3,945
Amortization of below/above market leases	39	—	76	37	38	115
Straight-line net rent	(87)	(108)	(109)	(83)	(150)	(304)
Deferred income tax (benefit) expense	(1,284)	(967)	(2,102)	1,520	(7,809)	(4,353)
Share-based compensation expense, excluding IPO grants	4,373	4,261	3,934	3,210	2,593	12,568
Non-real estate depreciation and amortization	17,280	16,841	16,162	15,194	13,828	50,283
Non-real estate depreciation and amortization on partially owned entities	—	(22)	22	—	108	—
Maintenance capital expenditures (a)	(17,534)	(15,284)	(12,438)	(26,307)	(16,772)	(45,256)
Our share of reconciling items related to partially owned entities	125	78	—	—	—	203
Adjusted FFO applicable to common shareholders	$62,741	$61,103	$67,151	$59,716	$52,445	$190,995

Financial Supplement	Third Quarter 2020

Reconciliation of Net Income to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	YTD 20

NAREIT Funds from operations	$50,361	$52,106	$56,891	$53,601	$58,568	$159,358
Core FFO applicable to common shareholders	$58,626	$55,108	$60,060	$64,621	$59,083	$173,794
Adjusted FFO applicable to common shareholders	$62,741	$61,103	$67,151	$59,716	$52,445	$190,995

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	204,289	201,787	200,707	192,393	192,325	202,380
Dilutive stock options, unvested restricted stock units, equity forward contracts	4,211	3,511	3,076	5,529	5,038	3,671
Weighted average dilutive shares	208,500	205,298	203,783	197,922	197,363	206,051

NAREIT FFO - basic per share	$0.25	$0.26	$0.28	$0.28	$0.30	$0.79
NAREIT FFO - diluted per share	$0.24	$0.25	$0.28	$0.27	$0.30	$0.77

Core FFO - basic per share	$0.29	$0.27	$0.30	$0.34	$0.31	$0.86
Core FFO - diluted per share	$0.28	$0.27	$0.29	$0.33	$0.30	$0.84

Adjusted FFO - basic per share	$0.31	$0.30	$0.33	$0.31	$0.27	$0.94
Adjusted FFO - diluted per share	$0.30	$0.30	$0.33	$0.30	$0.27	$0.93

(a)	Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Financial Supplement	Third Quarter 2020

Reconciliation of Net Income to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q3 20	Q2 20	Q1 20	Q4 19	Q3 19	Q3 2020
Net income	$12,374	$32,662	$23,511	$20,809	$27,091	$89,356
Adjustments:
Depreciation, depletion and amortization	53,569	52,399	51,604	47,750	45,065	205,322
Interest expense	23,066	23,178	23,870	23,827	24,907	93,941
Income tax expense (benefit)	819	1,196	90	2,236	(6,975)	4,341
EBITDA	$89,828	$109,435	$99,075	$94,622	$90,088	$392,960
Adjustments:
Net loss (gain) on sale of real estate, net of withholding taxes	427	(19,414)	(2,096)	—	—	(21,083)
Adjustment to reflect share of EBITDAre of partially owned entities	293	237	60	—	519	590
NAREIT EBITDAre	$90,548	$90,258	$97,039	$94,622	$90,607	$372,467
Adjustments:
Acquisition, litigation and other	5,282	2,801	1,688	10,377	3,780	20,148
Loss from investments in partially owned entities	98	129	27	—	165	254
Gain from sale of partially owned entities	—	—	—	—	(4,297)	—
Asset impairment	2,615	3,667	—	—	—	6,282
Loss (gain) on foreign currency exchange	196	(315)	492	(76)	43	297
Share-based compensation expense	4,569	4,464	4,307	3,699	3,372	17,039
Loss on debt extinguishment and modifications	—	—	781	—	—	781
Loss (gain) on real estate and other asset disposals	1,060	(255)	(164)	464	218	1,105
Reduction in EBITDAre from partially owned entities	(293)	(237)	(60)	—	(519)	(590)
Core EBITDA	$104,075	$100,512	$104,110	$109,086	$93,369	$417,783

Financial Supplement	Third Quarter 2020

Acquisition, Litigation and Other
Dollars in thousands

The Company reported a new financial statement line referred to as “Acquisition, litigation and other” within our Statements of Operations during 2019 due to various charges incurred in the current period and going forward. This caption represents certain corporate costs that are highly variable from period to period and will be further detailed in our Quarterly Report on Form 10-Q.

	Three Months Ended September 30,		Nine Months Ended September 30,
Acquisition, litigation and other	2020	2019	2020	2019
Acquisition related costs	$4,861	$2,671	$8,278	$19,126
Litigation	258	197	258	1,574
Severance, equity award modifications and acceleration	(50)	1,031	1,022	7,965
Non-offering related equity issuance expenses	—	(29)	—	1,318
Terminated site operations costs	(520)	(90)	(520)	254
Other	733	—	733	—
Total acquisition, litigation and other	$5,282	$3,780	$9,771	$30,237

Financial Supplement	Third Quarter 2020

Debt Detail and Maturities
(In thousands - unaudited)
	As of September 30, 2020
Indebtedness:	Carrying Value	Contractual Interest Rate(3)	Effective Interest Rate(4)	Stated Maturity Date(5)

Unsecured Debt
2020 Senior Unsecured Revolving Credit Facility(1)(2)	$—	L+0.85%	0.23%	3/2025
2020 Senior Unsecured Term Loan A Facility Tranche A-1(2)(6)	425,000	L+0.95%	2.64%	3/2025
2020 Senior Unsecured Term Loan A Facility Tranche A-2(2)(7)	187,675	C+0.95%	1.57%	3/2025
Series A notes	200,000	4.68%	4.77%	1/2026
Series B notes	400,000	4.86%	4.92%	1/2029
Series C notes	350,000	4.10%	4.15%	1/2030
Total Unsecured Debt	1,562,675	3.23%	3.82%	6.6 years

2013 Mortgage Loans (15 cross-collateralized warehouses)
Senior Note	176,416	3.81%	4.14%	5/2023
Mezzanine A	70,000	7.38%	7.55%	5/2023
Mezzanine B	32,000	11.50%	11.75%	5/2023
Total 2013 Mortgage Loans	278,416	5.59%	5.87%	2.6 years

Total Real Estate Debt	$1,841,091	3.59%	4.13%	6.0 years

Sale-leaseback financing obligations	113,023	11.64%
Financing lease obligations	79,973	3.97%
Total Debt Outstanding	$2,034,087	4.05%

Less: unamortized deferred financing costs	(13,607)
Total Book Value of Debt	$2,020,480

Rate Type		% of Total
Fixed	$1,746,412	86%
Variable	287,675	14%
Total Debt Outstanding	$2,034,087	100%

Debt Type		% of Total
Unsecured	$1,562,675	77%
Secured	471,412	23%
Total Debt Outstanding	$2,034,087	100%
(1)Revolver maturity assumes two six-month extension options. The borrowing capacity as of September 30, 2020 is $800 million less $21.0 million of outstanding letters of credit. The effective interest rate shown represents deferred financing fees allocated over the $800 million committed.
(2)L = one-month LIBOR; C = one-month CDOR.
(3)Interest rates as of September 30, 2020. At September 30, 2020, the one-month LIBOR rate on our Senior Unsecured Term Loan Tranche A-1 was 0.15%. At September 30, 2020, the one-month CDOR rate on our Senior Unsecured Term Loan Tranche A-2 was 0.48%. Subtotals of stated contractual interest rates represent weighted average interest rates. Rates for sale-leasebacks and financing lease obligations represent weighted average interest rates.
(4)The effective interest rates presented include the amortization of loan costs. Subtotals of stated effective interest rates represent weighted average interest rates.
(5)Subtotals of stated maturity dates represent remaining weighted average life of the debt.
(6)On January 4, 2019, the Company entered into a swap agreement to set the LIBOR portion of interest expense on $100 million of the Senior Unsecured Term Loan principal at a rate of 2.48%. This results in a fixed interest rate of 3.43% (2.48% + 0.95%) on $100 million of the Senior Unsecured Term Loan principal. The swap is effective January 31, 2019 through January 31, 2024. On August 15, 2019, the Company entered into a swap agreement to set the LIBOR portion of interest expense on $225 million of the Senior Unsecured Term Loan principal at a rate of 1.30%. This results in a fixed interest rate of 2.25% (1.30% + 0.95%) on $225 million of the Senior Unsecured Term Loan principal. The swap is effective August 30, 2019 through August 30, 2024.
(7)On March 26, 2020, the Company entered into a refinance agreement whereby the Term Loan principal was reduced by $50 million USD and increased by $250 million CAD. In addition, margin on both facilities was decreased by 5 basis points. Assumes CAD/USD exchange rate of 0.751.

Financial Supplement	Third Quarter 2020

Operations Overview

Revenue and Contribution by Segment
(in thousands - unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Segment revenues:
Warehouse	$388,024	$365,593	$1,141,503	$993,439
Third-party managed	75,338	62,846	213,213	188,497
Transportation	34,096	35,685	104,874	109,273
Other	—	2,058	4,459	6,512
Total revenues	497,458	466,182	1,464,049	1,297,721

Segment contribution:
Warehouse	127,756	113,408	374,661	318,044
Third-party managed	3,393	2,583	10,461	8,646
Transportation	4,187	4,640	13,764	13,202
Other	(17)	75	173	611
Total segment contribution	135,319	120,706	399,059	340,503

Reconciling items:
Depreciation, depletion and amortization	(53,569)	(45,065)	(157,572)	(115,598)
Selling, general and administrative	(35,969)	(32,476)	(105,202)	(96,262)
Acquisition, litigation and other	(5,282)	(3,780)	(9,771)	(30,237)
Impairment of long-lived assets	(2,615)	—	(6,282)	(13,485)
(Loss) gain from sale of real estate	(427)	—	21,448	(34)
Interest expense	(23,066)	(24,907)	(70,114)	(70,581)
Interest income	179	1,798	1,027	5,206
Bridge loan commitment fees	—	—	—	(2,665)
Loss on debt extinguishment and modifications	—	—	(781)	—
Foreign currency exchange loss	(196)	(43)	(373)	(66)
Other expense, net	(1,083)	(249)	(168)	(1,007)
Loss from investments in partially owned entities	(98)	(165)	(254)	(111)
Gain from sale of partially owned entities	—	4,297	—	4,297
Income before income tax (expense) benefit	$13,193	$20,116	$71,017	$19,960
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
In addition to our primary business segments, we owned a limestone quarry in Carthage, Missouri. We do not view the operation of the quarry as an integral part of our business, and as a result this business segment was subsequently sold on July 1, 2020.

Financial Supplement	Third Quarter 2020

Global Warehouse Economic and Physical Occupancy Trend

90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2017
2018
2019
2020
FY
Q1
Q2
Q3
Q4

Note: Dotted lines represent incremental economic occupancy percentage.

We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer’s contract, and subtracting the physical pallet positions.
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.
Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of September 30, 2020, we had entered into contracts featuring fixed storage commitments or leases with 141 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	Third Quarter 2020

Global Warehouse Portfolio
Unaudited

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average economic occupancy (1)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	44	273.6	26%	1,122.7	79%	72%	$268.9	$102.6	778
East	27	204.5	19%	787.4	77%	69%	230.2	66.5	777
Southeast	49	259.7	24%	852.6	83%	77%	264.5	80.3	782
West	37	230.0	21%	972.5	74%	69%	201.1	73.7	666
United States Total / Average	157	967.8	90%	3,735.2	78%	72%	$964.7	$323.1	2,355
International
Australia	5	47.6	4%	142.7	92%	78%	$129.2	$33.5	45
Canada	4	25.5	2%	83.2	86%	86%	20.4	9.0	87
New Zealand	7	20.4	2%	59.4	101%	91%	21.3	7.6	49
Argentina	2	9.7	1%	22.6	74%	74%	5.9	1.5	38
International Total / Average	18	103.2	10%	307.9	91%	82%	$176.8	$51.6	215
Owned / Leased Total / Average	175	1,071.0	100%	4,043.1	79%	72%	$1,141.5	$374.7	2,532
Third-Party Managed
United States	7	38.5	78%	—	—	—	$187.0	$7.0	4
Australia (6)	1	—	—%	—	—	—	13.3	2.2	1
Canada	2	10.7	22%	—	—	—	12.9	1.3	1
Third-Party Managed Total / Average	10	49.2	100%	—	—	—	$213.2	$10.5	7
Portfolio Total / Average	185	1,120.2	100%	4,043.1	79%	72%	$1,354.7	$385.2	2,533

(1)Refer to the preceding section Global Warehouse Economic and Physical Occupancy Trend for our definitions of economic occupancy and physical occupancy.
(2)Nine months ended September 30, 2020.
(3)We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, litigation and other expenses and gain or loss on sale of real estate). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.
(4)We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.
(5)As of September 30, 2020, we owned 136 of our U.S. warehouses and fourteen of our international warehouses, and we leased 21 of our U.S. warehouses and four of our international warehouses. As of September 30, 2020, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.
(6)Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

Financial Supplement	Third Quarter 2020

_______________________________________________
(1)Retail reflects a broad variety of product types from retail customers.
(2)Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.
(3)Distributors reflects a broad variety of product types from distributor customers.

____________________
Note: September 30, 2020 LTM Revenue and NOI pro forma 2019 and 2020 acquisitions.
Totals may not foot due to rounding.

Financial Supplement	Third Quarter 2020

Fixed Commitment and Lease Maturity Schedules
Unaudited
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of September 30, 2020. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended September 30, 2020	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended September 30, 2020(1) (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	34	$16,685	2.5%	$54,683	$16,690
2020	30	29,959	4.5%	74,228	30,294
2021	50	50,936	7.7%	196,859	50,897
2022	46	72,863	11.0%	158,251	73,020
2023	31	48,614	7.3%	102,646	51,296
2024	19	20,154	3.0%	54,900	21,574
2025	8	10,629	1.6%	23,723	11,865
2026	3	9,818	1.5%	14,693	10,310
2027	3	4,658	0.7%	7,591	4,992
2028	1	1,099	0.2%	3,809	1,099
2029 and thereafter	5	14,285	2.1%	31,864	16,363
Total	230	$279,700	42.1%	$723,247	$288,400
____________________
Note: September 30, 2020 LTM total revenue and rent and storage revenue pro forma 2019 and 2020 acquisitions.
(1)Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of September 30, 2020, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the last twelve months ended September 30, 2020, multiplied by 12.
(2)Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of September 30, 2020 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	Third Quarter 2020

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of September 30, 2020. These leases had a weighted average remaining term of 37 months as of September 30, 2020.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended September 30, 2020	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	1	$31	—%	6	0.2%	$31
2020	12	2,749	0.4%	285	11.7%	2,749
2021	15	3,171	0.5%	262	10.8%	3,192
2022	6	3,667	0.6%	229	9.4%	3,686
2023	4	2,877	0.4%	434	17.8%	3,029
2024	5	2,571	0.4%	651	26.7%	2,855
2025	5	3,053	0.5%	248	10.2%	3,375
2026 and thereafter	4	3,877	0.6%	322	13.2%	4,232
Total	52	$21,996	3.3%	2,437	100%	$23,149
____________________
Note: September 30, 2020 LTM rent and storage revenue pro forma 2019 and 2020 acquisitions.
(1)Represents monthly rental payments under the relevant leases as of September 30, 2020, multiplied by 12.
(2)Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.

Financial Supplement	Third Quarter 2020

Maintenance Capital Expenditures, Repair and Maintenance Expenses and
External Growth, Expansion and Development Capital Expenditures
We utilize a strategic and preventative approach to maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Maintenance Capital Expenditures
The following table sets forth our maintenance capital expenditures for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except per cubic foot amounts)
Real estate	$15,896	$15,172	$39,425	$27,474
Personal property	906	1,081	3,967	2,805
Information technology	732	519	1,864	2,714
Maintenance capital expenditures	$17,534	$16,772	$45,256	$32,993

Maintenance capital expenditures per cubic foot	$0.016	$0.016	$0.041	$0.030
Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except per cubic foot amounts)
Real estate	$7,333	$6,171	$21,278	$18,060
Personal property	7,368	7,879	22,766	23,899
Repair and maintenance expenses	$14,701	$14,050	$44,044	$41,959

Repair and maintenance expenses per cubic foot	$0.013	$0.013	$0.040	$0.039
External Growth, Expansion and Development Capital Expenditures
The following table sets forth our external growth, expansion and development capital expenditures for the three and nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands)
Acquisitions, net of cash acquired and adjustments	$108,040	$(3,338)	$423,708	$1,326,663
Expansion and development initiatives(1)	59,806	50,106	174,585	154,962
Information technology	2,189	1,147	5,169	3,198
Growth and expansion capital expenditures	$170,035	$47,915	$603,462	$1,484,823
(1) We capitalized interest of $1.0 million and $0.7 million for the three months ended September 30, 2020 and 2019, respectively. During the nine months ended September 30, 2020 and 2019, we capitalized interest of $2.2 million and $2.3 million, respectively. During each of the three months ended September 30, 2020 and 2019, we capitalized amounts relating to compensation and travel expense of employees direct and incremental to development of properties of approximately $0.2 million and $0.1 million, respectively, and during the nine months ended September 30, 2020 and 2019, we capitalized $0.6 million and $0.4 million, respectively.

Financial Supplement	Third Quarter 2020

Global Warehouse Segment Financial Performance
The following table presents the operating results of our warehouse segment for the three months ended September 30, 2020 and 2019.

	Three Months Ended September 30,			Change
	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency
	(Dollars in thousands - unaudited)
Rent and storage	$166,355	$166,641	$155,998	6.6%	6.8%
Warehouse services	221,669	220,414	209,595	5.8%	5.2%
Total warehouse segment revenue	388,024	387,055	365,593	6.1%	5.9%

Power	27,145	27,210	26,356	3.0%	3.2%
Other facilities costs (2)	35,752	35,750	29,529	21.1%	21.1%
Labor	166,491	165,601	162,014	2.8%	2.2%
Other services costs (3)	30,880	30,898	34,286	(9.9)%	(9.9)%
Total warehouse segment cost of operations	260,268	259,459	252,185	3.2%	2.9%
Warehouse segment contribution (NOI)	$127,756	$127,596	$113,408	12.7%	12.5%

Warehouse rent and storage contribution (NOI) (4)	$103,458	$103,681	$100,113	3.3%	3.6%
Warehouse services contribution (NOI) (5)	$24,298	$23,915	$13,295	82.8%	79.9%

Total warehouse segment margin	32.9%	33.0%	31.0%	190 bps	195 bps
Rent and storage margin(6)	62.2%	62.2%	64.2%	-198 bps	-196 bps
Warehouse services margin(7)	11.0%	10.9%	6.3%	462 bps	451 bps
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $3.4 million and $3.1 million for the third quarter 2020 and 2019, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $2.2 million and $2.7 million for the third quarter of 2020 and 2019, respectively.
(4)Calculated as rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Third Quarter 2020

The following table presents the operating results of our warehouse segment for the nine months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,			Change
	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	$492,328	$496,019	$424,403	16.0%	16.9%
Warehouse services	649,175	654,138	569,036	14.1%	15.0%
Total warehouse segment revenues	1,141,503	1,150,157	993,439	14.9%	15.8%

Power	68,918	69,479	61,738	11.6%	12.5%
Other facilities costs (2)	102,499	103,354	83,545	22.7%	23.7%
Labor	502,087	506,345	443,346	13.2%	14.2%
Other services costs (3)	93,338	94,027	86,766	7.6%	8.4%
Total warehouse segment cost of operations	$766,842	$773,205	$675,395	13.5%	14.5%

Warehouse segment contribution (NOI)	$374,661	$376,952	$318,044	17.8%	18.5%
Warehouse rent and storage contribution (NOI) (4)	$320,911	$323,186	$279,120	15.0%	15.8%
Warehouse services contribution (NOI) (5)	$53,750	$53,766	$38,924	38.1%	38.1%

Total warehouse segment margin	32.8%	32.8%	32.0%	81 bps	76 bps
Rent and storage margin(6)	65.2%	65.2%	65.8%	-59 bps	-61 bps
Warehouse services margin(7)	8.3%	8.2%	6.8%	144 bps	138 bps
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $9.2 million and $9.4 million, on an actual basis, for the nine months ended September 30, 2020 and 2019, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $7.5 million and $8.7 million, on an actual basis, for the nine months ended September 30, 2020 and 2019, respectively.
(4)Calculated as rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Third Quarter 2020

Same-store Financial Performance
The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended September 30, 2020 and 2019.

	Three Months Ended September 30,			Change
	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency
Number of same store warehouses	135		135	n/a	n/a
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$127,551	$127,816	$125,824	1.4%	1.6%
Warehouse services	169,514	168,233	166,639	1.7%	1.0%
Total same store revenues	297,065	296,049	292,463	1.6%	1.2%
Same store cost of operations:
Power	19,222	19,286	20,120	(4.5)%	(4.1)%
Other facilities costs	27,387	27,389	24,545	11.6%	11.6%
Labor	129,438	128,535	130,763	(1.0)%	(1.7)%
Other services costs	21,308	21,325	24,836	(14.2)%	(14.1)%
Total same store cost of operations	$197,355	$196,535	$200,264	(1.5)%	(1.9)%

Same store contribution (NOI)	$99,710	$99,514	$92,199	8.1%	7.9%
Same store rent and storage contribution (NOI)(2)	$80,942	$81,141	$81,159	(0.3)%	—%
Same store services contribution (NOI)(3)	$18,768	$18,373	$11,040	70.0%	66.4%

Total same store margin	33.6%	33.6%	31.5%	204 bps	209 bps
Same store rent and storage margin(4)	63.5%	63.5%	64.5%	-104 bps	-102 bps
Same store services margin(5)	11.1%	10.9%	6.6%	445 bps	430 bps

Number of non-same store warehouses	40		30	n/a	n/a
Non-same store revenues:
Rent and storage	$38,804	$38,825	$30,174	28.6%	28.7%
Warehouse services	52,155	52,181	42,956	21.4%	21.5%
Total non-same store revenues	90,959	91,006	73,130	24.4%	24.4%
Non-same store cost of operations:
Power	7,923	7,924	6,236	27.1%	27.1%
Other facilities costs	8,365	8,361	4,984	67.8%	67.8%
Labor	37,053	37,066	31,251	18.6%	18.6%
Other services costs	9,572	9,573	9,450	1.3%	1.3%
Total non-same store cost of operations	$62,913	$62,924	$51,921	21.2%	21.2%

Non-same store contribution (NOI)	$28,046	$28,082	$21,209	32.2%	32.4%
Non-same store rent and storage contribution (NOI)(2)	$22,516	$22,540	$18,954	18.8%	18.9%
Non-same store services contribution (NOI)(3)	$5,530	$5,542	$2,255	145.2%	145.8%

Total warehouse segment revenues	$388,024	$387,055	$365,593	6.1%	5.9%
Total warehouse cost of operations	$260,268	$259,459	$252,185	3.2%	2.9%
Total warehouse segment contribution	$127,756	$127,596	$113,408	12.7%	12.5%

(1)	The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Third Quarter 2020

The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the nine months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,			Change
	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency
Number of same store warehouses	135		135	n/a	n/a
Same store revenues:	(Dollars in thousands)
Rent and storage	$378,390	$381,754	$365,551	3.5%	4.4%
Warehouse services	495,785	500,499	485,737	2.1%	3.0%
Total same store revenues	874,175	882,253	851,288	2.7%	3.6%
Same store cost of operations:
Power	49,131	49,650	51,224	(4.1)%	(3.1)%
Other facilities costs	79,293	80,038	71,974	10.2%	11.2%
Labor	390,623	394,723	383,543	1.8%	2.9%
Other services costs	64,907	65,555	70,156	(7.5)%	(6.6)%
Total same store cost of operations	$583,954	$589,966	$576,897	1.2%	2.3%

Same store contribution (NOI)	$290,221	$292,287	$274,391	5.8%	6.5%
Same store rent and storage contribution (NOI)(2)	$249,966	$252,066	$242,353	3.1%	4.0%
Same store services contribution (NOI)(3)	$40,255	$40,221	$32,038	25.6%	25.5%

Total same store margin	33.2%	33.1%	32.2%	97 bps	90 bps
Same store rent and storage margin(4)	66.1%	66.0%	66.3%	-24 bps	-27 bps
Same store services margin(5)	8.1%	8.0%	6.6%	152 bps	144 bps

Number of non-same store warehouses	40		30	n/a	n/a
Non-same store revenues:
Rent and storage	$113,938	$114,265	$58,852	93.6%	94.2%
Warehouse services	153,390	153,639	83,299	84.1%	84.4%
Total non-same store revenues	267,328	267,904	142,151	88.1%	88.5%
Non-same store cost of operations:
Power	19,787	19,829	10,514	88.2%	88.6%
Other facilities costs	23,206	23,316	11,571	100.6%	101.5%
Labor	111,464	111,622	59,803	86.4%	86.6%
Other services costs	28,431	28,472	16,610	71.2%	71.4%
Total non-same store cost of operations	$182,888	$183,239	$98,498	85.7%	86.0%

Non-same store contribution (NOI)	$84,440	$84,665	$43,653	93.4%	94.0%
Non-same store rent and storage contribution (NOI)(2)	$70,945	$71,120	$36,767	93.0%	93.4%
Non-same store services contribution (NOI)(3)	$13,495	$13,545	$6,886	96.0%	96.7%

Total warehouse segment revenues	$1,141,503	$1,150,157	$993,439	14.9%	15.8%
Total warehouse cost of operations	$766,842	$773,205	$675,395	13.5%	14.5%
Total warehouse segment contribution	$374,661	$376,952	$318,044	17.8%	18.5%

(1)	The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Third Quarter 2020

Same-store Key Operating Metrics
The following table provides certain operating metrics to explain the drivers of our same store performance for the three months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Change
Units in thousands except per pallet and site data - unaudited	2020	2019
Number of same store warehouses	135	135	n/a
Same store rent and storage:
Economic occupancy(1)
Average economic occupied pallets	2,381	2,382	—%
Economic occupancy percentage	78.6%	78.7%	-13 bps
Same store rent and storage revenues per economic occupied pallet	$53.58	$52.82	1.4%
Constant currency same store rent and storage revenue per economic occupied pallet	$53.69	$52.82	1.6%

Physical occupancy(2)
Average physical occupied pallets	2,130	2,261	(5.8)%
Average physical pallet positions	3,030	3,027	0.1%
Physical occupancy percentage	70.3%	74.7%	-442 bps
Same store rent and storage revenues per physical occupied pallet	$59.89	$55.64	7.6%
Constant currency same store rent and storage revenues per physical occupied pallet	$60.02	$55.64	7.9%

Same store warehouse services:
Throughput pallets	6,286	6,538	(3.9)%
Same store warehouse services revenues per throughput pallet	$26.97	$25.49	5.8%
Constant currency same store warehouse services revenues per throughput pallet	$26.76	$25.49	5.0%

Number of non-same store warehouses	40	30	n/a
Non-same store rent and storage:
Economic occupancy(1)
Average economic occupied pallets	763	616	23.9%
Economic occupancy percentage	73.1%	80.6%	-747 bps

Physical occupancy(2)
Average physical occupied pallets	719	596	20.7%
Average physical pallet positions	1,044	765	36.5%
Physical occupancy percentage	68.9%	77.9%	-901 bps

Non-same store warehouse services:
Throughput pallets	1,633	1,437	13.6%
(1)We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer’s contract, and subtracting the physical pallet positions.
(2)We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Financial Supplement	Third Quarter 2020

The following table provides certain operating metrics to explain the drivers of our same store performance for the nine months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,
Units in thousands except per pallet and site number data - unaudited	2020	2019	Change
Number of same store sites	135	135	n/a
Same store rent and storage:

Economic occupancy(1)
Average occupied economic pallets	2,417	2,355	2.6%
Economic occupancy percentage	79.8%	77.8%	201 bps
Same store rent and storage revenues per economic occupied pallet	$156.57	$155.25	0.9%
Constant currency same store rent and storage revenues per economic occupied pallet	$157.96	$155.25	1.7%

Physical occupancy(2)
Average physical occupied pallets	2,190	2,232	(1.9)%
Average physical pallet positions	3,028	3,027	0.1%
Physical occupancy percentage	72.3%	73.7%	-142 bps
Same store rent and storage revenues per physical occupied pallet	$172.80	$163.81	5.5%
Constant currency same store rent and storage revenues per physical occupied pallet	$174.34	$163.81	6.4%

Same store warehouse services:
Throughput pallets (in thousands)	18,890	19,170	(1.5)%
Same store warehouse services revenues per throughput pallet	$26.25	$25.34	3.6%
Constant currency same store warehouse services revenues per throughput pallet	$26.49	$25.34	4.6%

Number of non-same store sites	40	30	n/a
Non-same store rent and storage:

Economic occupancy(1)
Average economic occupied pallets	772	404	91.0%
Economic occupancy percentage	76.1%	80.7%	-464 bps

Physical occupancy(2)
Average physical occupied pallets	740	391	89.3%
Average physical pallet positions	1,015	501	102.7%
Physical occupancy percentage	72.9%	78.0%	-514 bps

Non-same store warehouse services:
Throughput pallets (in thousands)	4,943	2,692	83.6%
(1)We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer’s contract, and subtracting the physical pallet positions.
(2)We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Financial Supplement	Third Quarter 2020
External Growth and Capital Deployment

Recently Completed Expansion and Development Projects
	Opportunity Type	Facility Type	Tenant Opportunity	Cubic Feet (in millions)	Pallet Positions (in thousands)	Cost of Expansion / Development		Completion Date	Expected Full Stabilized Quarter
Facility						Total Cost (in millions)(1)	NOI ROIC
Middleboro, MA	Development	Production Advantaged	Build-to-suit	4.4	27	$23.5	8-12%	Q3 2018	Q4 2018
Rochelle, IL	Expansion	Distribution	Multi-tenant	15.7	54	$91.8	12-15%	Q2 2019	Q1 2021
Chesapeake, VA	Expansion	Public	Multi-tenant	4.5	12	$26.2	10-12%	Q4 2019	Q1 2021
North Little Rock, AR	Expansion	Public	Multi-tenant	3.2	12	$19.2	10-12%	Q4 2019	Q1 2021
Columbus, OH	Expansion	Public	Multi-tenant	1.5	5	$7.0	14-15%	Q1 2020	Q2 2021
Savannah, GA(2)	Development	Distribution	Multi-tenant	14.8	37	$69.5	10-15%	Q2 2020	Q3 2021
(1)Cost to date through September 30, 2020, projects are substantially complete. Additional spending may be incurred for residual cost and retainage.
(2)Cost includes $15.9 million of development land as part of the PortFresh Holdings, LLC acquisition completed during January 2019.

Expansion and Development Projects In Process and Announced
				Under Construction		Investment in Expansion / Development (in millions)			Expected Stabilized NOI ROIC	Target Complete Date	Expected Full Stabilized Quarter
Facility	Opportunity Type	Facility Type	Tenant Opportunity	Cubic Feet (millions) (1)	Pallet Positions (thousands) (1)	Cost (2)	Estimate to Complete	Total Estimated Cost
Atlanta, GA	Expansion /Redevelopment	Distribution	Multi-tenant	18.3	60	$59.4	$66.6-$76.6	$126-$136	10-15%	Q2 2021	Q1 2023
Auckland, New Zealand(4)	Expansion	Distribution	Multi-tenant	4.6	27	$13.1	$49.9-$54.6	$63-$67	12-14%	Q2 2021	Q3 2022
Plainville, CT	Development	Distribution	Build-to-suit	12.1	31	$47.6	$113.4-$126.4	$161-$174	10-12%	Q3 2022	Q4 2023
Lancaster, PA	Development	Distribution	Build-to-suit	11.4	28	$41.7	$109.3-$122.3	$151-$164	10-12%	Q3 2022	Q4 2023
Russellville, AR	Expansion	Production Advantaged	Build-to-suit	13.0	42	$—	$81-$87	$81-$87	10-12%	Q4 2022	Q1 2024
Calgary, Canada(3)	Expansion	Distribution	Multi-tenant	2.0	7	$—	$14-$16	$14-$16	10-12%	Q4 2021	Q1 2023
(1)Cubic feet and pallet positions are estimates while the facilities are under construction.
(2)Cost as of September 30, 2020.
(3)Cost, estimate to complete, and total estimated cost reflected in Canadian dollars.
(4)Cost, estimate to complete, and total estimated cost reflected in New Zealand dollars.

Financial Supplement	Third Quarter 2020

Recent Acquisitions
Facility	Metropolitan Area	No. of Facilities	Cubic Feet (in millions)	Pallet Positions (in thousands)	Acquisition Price (in millions)	Net Entry NOI Yield (1)	Expected Three Year Stabilized NOI ROIC	Date Purchased	Expected Full Stabilized Quarter
PortFresh Holdings, LLC	Savannah, GA	1	4.3	6	$20.0	6.7%	9-12%	1/31/2019	Q2 2022
Cloverleaf Cold Storage (2)	9 states	22	132.0	602	$1,242.9	6.5%	7-8%	5/1/2019	Q3 2022
Lanier Cold Storage	Georgia	2	14.4	51	$82.6	7.6%	9-10%	5/1/2019	Q3 2022
MHW Group Inc. (3)	MD and PA	2	19.0	86	$55.7	7.8%	9-10%	11/19/2019	Q4 2022
Nova Cold Logistics (2)(6)	Canada	4	23.5	81	$338.7	6.1%	6.5-7.0%	1/2/2020	Q2 2023
Newport Cold	St. Paul, MN	1	6.1	26	$57.1	7.5%	9-10%	1/2/2020	Q2 2023
AM-C Warehouses	DFW, TX	2	13.8	45	$85.0	7.4%	8-10%	8/31/2020	Q4 2023
Caspers Cold Storage	Tampa, FL	1	3.2	12	$25.5	—%	9-10%	8/31/2020	Q4 2023
Agro Merchants Group (2)(4)(5)	US, Europe, South America, Australia	46	236.0	853	$1,740.0	6.3%	7.3-8.3%	Q4 2020 - Q1 2021	Q1 2026
Halls Warehouse Corp(2)	New Jersey	8	58.0	200	$480.0	6.3%	7-8%	11/02/2020	Q1 2024
(1)Inclusive of expenses required to integrate and reach stabilization.
(2)Net Entry NOI Yield metric is exclusive of SG&A expense.
(3)Acquisition price includes a $4.1 million option to purchase land under lease at date of acquisition, which was subsequently exercised during January 2020.
(4)Expected to close late Q4 2020 or Q1 2021.
(5)Stabilized NOI ROIC of 7.3-8.3% reflects a period of five years for the Agro acquisition.
(6)Acquisition price reflected in Canadian dollars.

Financial Supplement	Third Quarter 2020
Unconsolidated Joint Ventures (Investment in Partially Owned Entities)

As of September 30, 2020, the Company owned a 14.99% equity share in the Brazil-based SuperFrio. SuperFrio provides temperature-controlled storage and logistics services including storage, warehouse services, and transportation. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

	As of
Summary Balance Sheet - at the JV’s 100% share in BRLs	Q3 20	Q2 20	Q1 20

Net book value of real estate	$436,291	$432,208	$410,100
Other assets	228,043	245,830	247,004
Total assets	664,334	678,038	657,104

Debt	229,797	236,254	239,860
Other liabilities	208,782	214,150	186,949
Equity	225,755	227,634	230,295
Total liabilities and equity	$664,334	$678,038	$657,104

Americold’s ownership percentage	15%	15%	15%

BRL/USD quarter-end rate	0.1783	0.1823	0.1929
Americold’s pro rata share of debt at BRL/USD rate	$6,146	$6,460	$6,939

	Three Months Ended
Summary Statement of Operations - at the JV’s 100% share in BRLs	Q3 20	Q2 20	Q1 20(1)

Total revenues	$44,349	$40,972	$38,173
Operating expenses	33,775	32,888	33,345
Operating income	10,574	8,084	4,828

Interest expense	5,904	6,447	8,609
Depreciation & amortization	8,314	9,125	5,115
Other income	(880)	(728)	(3,685)
Income tax benefit	(947)	(1,103)	(2,934)
Non-operating expenses	12,391	13,741	7,105
Net loss	$(1,817)	$(5,657)	$(2,277)

Americold’s ownership percentage	15%	15%	15%

BRL/USD average rate	0.1860	0.1862	0.2079
Americold’s pro rata share of NOI at BRL/USD average rate	$295	$226	$151
Americold’s pro rata share of Net loss at BRL/USD average rate(1)	$(51)	$(158)	$(71)
Americold’s pro rata share of Core FFO at BRL/USD average rate	$187	$95	$139
Americold’s pro rata share of AFFO at BRL/USD average rate	$312	$243	$69

(1) Q1 20 above represents the full first quarter results for the Brazil JV, however, our share of net loss reflected on the Condensed Consolidated Statement of Operations for the same time period reflects only the portion earned after our initial investment made on March 6, 2020.

Financial Supplement	Third Quarter 2020

2020 Guidance

The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced, and assumes the closing of the Agro acquisition within 1 - 2 days of year end.

	As of	As of	As of	As of
	November 5, 2020	August 6, 2020	May 7, 2020	Feb. 20, 2020
Warehouse segment same store revenue growth (actual and constant currency)	2.0% - 4.0%	2.0% - 4.0%	2.0% - 4.0%	2.0% - 4.0%
Warehouse segment same store NOI growth (actual and constant currency)	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue
Managed and Transportation segment NOI	$30M - $31M	$28M - $31M	$28M - $31M	$28M - $31M
Total selling, general and administrative expense	$140M - $143M	$135M - $140M	$135M - $140M	$135M - $140M
Current income tax expense	$8M - $10M	$8M - $10M	$8M - $10M	$11M - $13M
Deferred income tax benefit	$4M - $5M	$2M - $4M	$2M - $3M	$1M - $3M
Non real estate amortization and depreciation expense	$71M - $74M	$70M - $72M	$66M - $68M	$66M - $68M
Total maintenance capital expenditures	$66M - $70M	$65M - $73M	$65M - $75M	$65M - $75M
Development starts (1)	$400M - $500M	$400M - $500M	$75M - $200M	$75M - $200M
AFFO per share	$1.26 - $1.29	$1.24 - $1.30	$1.22 - $1.30	$1.22 - $1.30
Assumed FX rates	1 AUS = 0.69 USD 1 NZD = 0.64 USD 1 ARS = 0.014 USD 1 CAD = 0.74 USD 1 BRL = 0.17 USD	1 AUS = 0.68 USD 1 NZD = 0.64 USD 1 ARS = 0.015 USD 1 CAD = 0.74 USD 1 BRL = 0.18 USD	1 AUS = 0.64 USD 1 NZD = 0.62 USD 1 ARS = 0.016 USD 1 CAD = 0.72 USD 1 BRL = 0.18 USD	1 AUS = 0.68 USD 1 NZD = 0.63 USD 1 ARS = 0.018 USD 1 CAD = 0.76 USD 1 BRL = 0.23 USD
(1)Represents the aggregate invested capital for initiated development opportunities.

Financial Supplement	Third Quarter 2020

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and our share of reconciling items of partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, acquisition, litigation and other expenses, share-based compensation expense for the IPO retention grants, bridge loan commitment fees, loss on debt extinguishment and modification and foreign currency exchange gain or loss. We also adjust for the impact of Core FFO attributable to partially owned entities. We have elected to reflect our share of Core FFO attributable to partially owned entities since the Brazil JV is a strategic partnership which we continue to actively participate in on an ongoing basis. The previous joint venture, the China JV, was considered for disposition during the periods presented. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.
However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, and maintenance capital expenditures. We also adjust for AFFO attributable to our portion of reconciling items of partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, litigation and other expenses, impairment of long-lived assets, loss or gain on other asset disposals, bridge loan commitment fees, loss on debt extinguishment and modifications, share-based compensation expense, foreign currency exchange gain or loss, loss or income on partially owned entities and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 22 reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.